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                                                                 EXHIBIT 10.12.1

                             RELOCATION AGREEMENT

Mission Critical Software, Inc. shall lend to Employee an amount equal to the reasonable costs of a full-service relocation, in accordance with Employer's Relocation Policy.

Thereafter, MCS will forgive 1/48 of the amount of this loan for each full month Employee is employed at MCS. Employer will also "gross up" payments to employee to compensate Employee for taxes upon income that will be realized as the loan is forgiven (net of the deductions Employee shall receive for moving expenses)

The balance of the loan will be forgiven in the case of the following events:

1) In the event Employee leaves the employ of MCS for any reason other than voluntary resignation or termination for cause.

2) In the event that MCS is acquired by another entity and the position held by the employee is eliminated, downgraded, modified or geographically transferred.

3) In the event of a change in control at MCS, in the situation that incoming Senior Management wishes to replace Employee with another individual in the same position, except in case of "termination with cause".